Exhibit 99.1

RELEASE

Alector Announces Pricing of Underwritten Offering

SOUTH SAN FRANCISCO, Calif., October 16, 2026 (GLOBE NEWSWIRE) — Alector, Inc. (“Alector,” Nasdaq: ALEC), a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today announced the pricing of an underwritten offering of common stock. Alector is selling 36,600,000 shares of common stock. The shares of common stock are being sold at an offering price of $2.05 per share, which represents a premium of approximately 7.3% over the closing price on October 15, 2026. The gross proceeds to Alector from this offering are expected to be $75,030,000.00 before deducting the underwriting discounts and commissions and other estimated offering expenses. All shares of common stock to be sold in the offering are being offered by Alector. The offering is expected to close on or about October 19, 2026, subject to the satisfaction of customary closing conditions.

The financing includes participation from new and existing investors, including TCGX, BVF Partners, ADAR1 Capital Management, and Deep Track Capital, among others.

Alector anticipates using the net proceeds from the offering for general corporate purposes, which may include research, development and manufacturing of our product candidates, working capital, capital expenditures, other corporate expenses, and acquisitions of, or strategic transactions in, complementary products, technologies, or businesses.

Morgan Stanley & Co. LLC and BTIG, LLC are acting as joint lead book-running managers for the offering.

The securities described above are being offered by Alector pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; or by email at prospectus@morganstanley.com; or BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alector

Alector is a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease and Parkinson’s disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements, including statements relating to Alector’s expectations regarding the anticipated use of proceeds, and the completion of the offering. These statements are subject to significant risks and uncertainties, and actual results could differ materially from those projected. Alector cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions, and the satisfaction of customary closing conditions related to the offering. There can be no assurance that Alector will be able to complete the offering. These and other risks are described more fully in Alector’s filings with the Securities and Exchange Commission (“SEC”), including Alector’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents Alector files with the SEC from time to time. Except to the extent required by law, Alector undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Alector Contacts:

Argot Partners (investors)

Laura Perry

alector@argotpartners.com

Argot Partners (media)

David Rosen

646-461-6387

alector@argotpartners.com